FOR IMMEDIATE RELEASE                         EXHIBIT 99.2

IES Holdings Appoints Matthew Simmes as Chief Operating Officer

HOUSTON — December 3, 2021 — IES Holdings, Inc. (or “IES” or the “Company”) (NASDAQ: IESC) today announced the appointment of Matthew Simmes as Chief Operating Officer of the Company. In his new role, Mr. Simmes, who has been President of the Company’s Communications segment since 2017, will oversee all four of the Company’s operating segments.

“I am excited to welcome Matt to our corporate executive team,” said Jeff Gendell, Chairman and Chief Executive Officer of IES. “Under Matt’s leadership and vision, IES Communications has enjoyed substantial growth, entered new markets and leveraged ever-changing technologies to become a recognized leader in the design and installation of technology infrastructure for data centers, e-commerce warehouses, and other commercial and industrial applications. More importantly, Matt is highly respected throughout IES and over his long tenure has come to embody the culture and values that have been critical to our success, making him uniquely qualified to drive growth across the entire IES platform. With Matt managing day-to-day operations, I will increase my focus as CEO on strategic initiatives to grow and enhance our businesses.”

Mr. Simmes added, “I am both excited and humbled by the opportunity to help lead IES’s ongoing efforts to provide our customers with best-in-class products and services while fostering a culture for our team members to thrive. I look forward to working more closely with Jeff as we continue to invest in our business to execute our growth strategy. I am particularly eager to partner with IES’s amazing talent to cross-sell and deploy our technology and infrastructure services to our customers. The accomplishments of the entire IES team are inspiring, but I believe the Company’s most exciting days lie ahead.”

Mr. Simmes has spent 28 years at IES in a variety of roles. Prior to becoming President of IES Communications in 2017, he was the segment’s Vice President of Operations from 2007 to 2016 and branch manager of its Arizona operations from 2003 to 2006.

About IES Holdings, Inc.

IES designs and installs integrated electrical and technology systems and provides infrastructure products and services to a variety of end markets, including data centers, residential housing, and commercial and industrial facilities. Our more than 6,500 employees serve clients in the United States. For more information about IES, please visit www.ies-co.com.

Company Contact:

Jeff Gendell
Chairman and Chief Executive Officer
IES Holdings, Inc.
(713) 860-1500

Investor Relations Contact:

Robert Winters or Stephen Poe
Alpha IR Group
(312) 445-2870
IESC@alpha-ir.comThanks